Exhibit 10.26
RealNetworks Inc, Executive Compensation Program — 2009 MBO Plan Document
Objective of the Plan
The objective of the RealNetworks’ FY 2009 Executive MBO Incentive Plan is to reward business leaders for their contribution to the Company’s success and ensure market competitiveness as we work to attract and retain executive-level talent. RealNetworks has adopted this plan to reward high performance consistent with our core business objectives.
Effective Date
The effective date of this Plan is January 1, 2009 — December 31, 2009.
Target Goals
Target goals for your plan will be based upon revenue and EBITDA targets at the corporate level.
Semi-annual assessment of goal attainment will be completed after the close of the six month period. Corresponding payout based on goal attainment will typically occur 30 to 45 days after the close of the six month period.
Your target MBO amount will be allocated as follows across these goals:

	Corporate		Divisional		BU	Sales
Executive Level	Revenue	EBITDA	Revenue	EBITDA	Revenue	Revenue	Discretionary
Corporate Leader	50.0%	50.0%
Sr Divisional Leader	25.0%	25.0%	25.0%	25.0%
BU Leader	12.5%	12.5%		37.5%	37.5%
Sales Leader	10.0%	10.0%				80.0%
Finance Leader							100.0%
MBO Payout Mechanics
Revenue:
•	Revenue — in order to maintain consistent revenue growth year over year, performance under 90% of the revenue target goal will not be rewarded

Attainment	Incentive Payout
< 90%	No Payout
90% — 100%	70% — 100%
>100% — 110%	100% — 130%
>110% — 120%	130% — 200%
Example

Actual Attainment	Actual Payout
75%	No Payout
98%	94%
110%	130%
115%	165%
EBITDA:
•	EBITDA attainment will be paid out linearly to a maximum of 160% for profitable units. However, in order for the payout to exceed 100%, corresponding revenue attainment must be at or above 90%. There is no threshold for payout except in rare instances where the EBITDA target is a negative number.

Attainment	Incentive Payout
0 — 100%	0 — 100%
100% — 160%	100% — 160%*
160% — 200%	160% — 200%*
Example

Actual Attainment	Actual Payout
49.50%	49.50%
130%	130%
185%	185%
*EBITDA payout is capped at 100% unless revenue attainment is at or above 90% of target.
Terms and Conditions
•	MBO calculations are completed and payments are made every six months with payout timing approximately 30 — 45 days after the close of the six month period. In all circumstances, any payouts that are earned in the plan year will be paid by March 15 of the following year, at the latest.

•	You must be in an eligible position on the first and last day of the quarter to participate in the MBO program for that quarter.

•	Salary, eligible position changes and/or transfers from one eligible group to another within a quarter will be based on salary and change at the beginning of the quarter. Changes after the first day of the quarter will be reflected in the next quarter.

•	In order to receive a payout from the plan you must be on the company’s payroll as of the last day of each six month period and on the company’s payroll as of the date the award is paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate, still may be eligible to receive any payout that otherwise was earned. If the Company terminates your employment other than for cause, you may also be eligible to receive any payout that was otherwise earned.

•	Notwithstanding any other provision of the plan the Compensation Committee, in its sole discretion, may increase, reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

•	The Compensation Committee has all power and discretion to interpret and administer the Plan, including (but not limited to) the power to determine who is eligible for the Plan and the size of any payouts.

•	The compensation Committee may delegate all or any part of its powers under the Plan to the company’s CEO and SVP HR, except that the CEO and SVP HR may not administer the Plan with respect to participants who are executive officers of the company. (For this purpose, an individual will be considered an executive officer of the company if his or her role at the company falls within the definition of “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

•	The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.